Exhibit 99.1

For immediate release	Eric R. Graef
April 7, 2008	Preformed Line Products
(440) 473-9248
Preformed Line Products Filed Annual Report
And Regains Compliance with Nasdaq Marketplace Rules
MAYFIELD VILLAGE, Ohio, April 7, 2008 — Preformed Line Products Company (Nasdaq: PLPC ) today announced that on April 7, 2008, it filed its annual report on Form 10-K for the year ended December 31, 2007, thereby regaining compliance with Nasdaq Marketplace Rule 4310(c)(14). On April 3, 2008, the Company received a Nasdaq Staff Determination letter stating that the Company is not in compliance with Marketplace Rule 4310(c)(14) because the Company did not timely file its annual report on Form 10-K for the year ended December 31, 2007 and, therefore, that the Company’s Common Shares were subject to delisting from The Nasdaq Stock Market. As the Company disclosed in its Form 12b-25 Notification of Late Filing regarding its Annual Report on Form 10-K filed on March 18, 2008, the Company was delaying the filing of its Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2007 until it completed an analysis related to intercompany profit, which was discovered just before filing and could not be completed without reasonable effort or expense.
As a result of the Company filing its annual report on Form 10-K, the Company is in compliance with Nasdaq Marketplace Rule 4310(c)(14) and no longer subject to delisting from the Nasdaq Global Market.
Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.
Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates four domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, Albemarle, North Carolina, and Asheville, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s Form 10-K filed with the SEC on April 7, 2008. The Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.